Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Martin Marietta Amended and Restated Stock-Based Award Plan of our reports dated February 23, 2016, with respect to the consolidated financial statements of Martin Marietta Materials, Inc. and the effectiveness of internal control over financial reporting of Martin Marietta Materials, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2015, and the financial statement schedule of Martin Marietta Materials, Inc. included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

May 31, 2016